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                                  EXHIBIT 99.1

NEWS RELEASE
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For Immediate Release

Contact: Thomas J. Walters, President and CEO, 312-266-1100

                        CHART HOUSE ANNOUNCES ADDITIONAL
                   SUBORDINATED FINANCING AND RIGHTS OFFERING

CHICAGO, Feb. 20, 2001 - Chart House Enterprises, Inc. (NYSE - CHT) announced today that it has secured additional financing to support the growth of the business by entering into agreements with certain affiliates of Samuel Zell, the Company's Chairman of the Board, pursuant to which the amounts available for borrowing by Chart House will be increased from $4 million to $13 million. The loans will be used for the payment of outstanding amounts due contractors, completion of ongoing restaurant construction and maintenance expenditures and for working capital purposes. The loans are unsecured and subordinated to amounts owing under the Company's senior credit facilities. Interest accrues on the principal amount outstanding under the subordinated loans at the eurodollar rate announced from time to time by Fleet National Bank (currently 5.60%), plus 16%. The terms of the subordinated loans require Chart House to pay certain fees to the subordinated lenders, including a 12% fee on the amounts which are available to be borrowed. Mr. Zell and entities affiliated with him own approximately 35% of the outstanding Chart House common stock. The terms of the financing from a Zell affiliate were approved by a special committee of disinterested directors of the Company's Board of Directors.

Chart House also announced that it is entering into agreements providing for a rights offering to existing stockholders of Chart House. In the rights offering, which is expected to commence within 90 days, stockholders of Chart House will be given the opportunity to purchase, on a pro rata basis, up to 4,000,000 shares of a new series of preferred stock. Each share of preferred stock will be convertible into one share of Chart House common stock. The sale price for the preferred stock will be the lower of (i) the average closing price of the common stock over the 20 trading days immediately preceding the mailing of the rights offering to the stockholders of the Company, or (ii) $2.25 per share. The preferred stock will bear dividends at the rate of 10% per annum, payable semi-annually, in cash or in-kind, which will be cumulative to the extent not paid.

Chart House expects to raise an aggregate of up to $8.5 million in the rights offering. One of the entities making the subordinated loans to Chart House has agreed to act as standby purchaser in the rights offering and to purchase any shares of preferred stock not otherwise subscribed for by other stockholders. In consideration for this commitment, Chart House has agreed to pay the standby purchaser a $400,000 fee, payable upon consummation of the rights offering. The terms of the rights offering were also approved by the special committee of disinterested directors of the Company's Board of Directors.
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The proceeds of the rights offering are to be used to repay a portion of the amounts outstanding under the subordinated loans, provided, however, that up to $5 million of the subordinated loans may remain outstanding following the rights offering.

In addition, the size of the Company's Board of Directors has been increased from seven to eight, and Mr. Jeffrey Klein has been appointed as a director. Mr. Klein is a Managing Director of Equity Group Investments, LLC, a Zell affiliate. Under the agreements being entered into in connection with the subordinated loan and the rights offering, the standby purchaser and its affiliates will have the right, prior to the closing of the rights offering, to designate four of the eight directors of Chart House. Following such closing, the standby purchaser and its affiliates will have the right to designate that number of directors that represents at least the percentage of the entire board of directors equal to the percentage of the Company's outstanding common stock, on a fully diluted basis, held by the standby purchaser and its affiliates.

Chart House is also entering into certain amendments to its senior credit facilities. These amendments, among other things, increase the Company's availability under its revolving credit facility from $16.67 million to $17.5 million and revise certain financial covenants.

Headquartered in Chicago, Chart House Enterprises, Inc. currently operates more than 40 restaurants in 17 states. They include the California-inspired Chart House Restaurants, known for great seafood, spectacular locations, and breathtaking views; Angelo and Maxie's, a popular steakhouse, and the South Pacific-inspired Peohe's Restaurant located in Coronado, California. Further information about Chart House Restaurants is available online at www.chart-house.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company's future prospects are "forward looking statements" under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as "expect," "anticipate," "intend," "believe," "hope," "assume," "estimate" and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements as a result of various factors.

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